                                                                   EXHIBIT 10.41

                            ASSET PURCHASE AGREEMENT

                          DATED AS OF FEBRUARY 24, 2005

                                     BETWEEN

                       MCDONALD INVESTMENT COMPANY, INC.,

                                       AND

              NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP

                                TABLE OF CONTENTS

                                                                                                                 PAGE
1.  Assets Sold and Purchased; Purchase Price...............................................................       1
    1.1      Purchased Assets...............................................................................       1
    1.2      Excluded Assets................................................................................       2
    1.3      Assumed Liabilities............................................................................       3
    1.4      Purchase Price.................................................................................       4
    1.5      Adjustments to Purchase Price..................................................................       4
    1.6      Final Adjustment Amount........................................................................       6
    1.7      Transfer Taxes.................................................................................       7
    1.8      Allocation.....................................................................................       7
2.  Closing Date and Place..................................................................................       7
3.  Seller's Representations and Warranties.................................................................       7
    3.1      Organization and Standing of Seller............................................................       7
    3.2      Authority; Enforceability......................................................................       7
    3.3      Authorizations and CATV Instruments............................................................       8
    3.4      Properties.....................................................................................      10
    3.5      Contracts Listed; No Defaults..................................................................      10
    3.6      Approvals and Consents.........................................................................      11
    3.7      Financial Statements; Change in Condition of Assets............................................      11
    3.8      Certain Information............................................................................      12
    3.9      Compliance with Laws and Agreements; Litigation................................................      13
    3.10     Trademarks, Trade Names, Copyright.............................................................      13
    3.11     Taxes and Fees.................................................................................      14
    3.12     Condition of System............................................................................      14
    3.13     Employees; Compensation; Unions................................................................      15
    3.14     Insurance......................................................................................      15
    3.15     No Restoration.................................................................................      16
    3.16     Federal Aviation Authority.....................................................................      16
    3.17     Additional FCC Matters.........................................................................      16
    3.18     Environmental Matters..........................................................................      16
    3.19     Books and Records..............................................................................      17
    3.20     Disclosure.....................................................................................      18
4.  Buyer's Representations and Warranties..................................................................      18
    4.1      Organization and Standing of Buyer.............................................................      18
    4.2      Authority; Enforceability......................................................................      18
    4.3      Approvals and Consents.........................................................................      18
    4.4      Disclosure.....................................................................................      18
    4.5      Legal Proceedings..............................................................................      18
    4.6      Financing......................................................................................      19
5.  Covenants...............................................................................................      19
    5.1      Conduct of Business Pending Closing............................................................      19
    5.2      Regulatory and Other Authorizations; Consents..................................................      21
    5.3      Access to Information..........................................................................      21
    5.4      Contracts Not To Be Assumed....................................................................      22

    5.5      Confidentiality................................................................................      22
    5.6      Preservation of Records........................................................................      22
    5.7      Rate Practices.................................................................................      23
    5.8      Employees......................................................................................      23
    5.9      Proof of Performance; Signal Leakage; Electrical Requirements..................................      23
    5.10     Public Announcements...........................................................................      24
    5.11     Real Property Matters..........................................................................      24
    5.12     Notification...................................................................................      25
    5.13     Inventory; Commercially Reasonable Efforts.....................................................      25
6.  Conditions to Buyer's Obligations.......................................................................      25
    6.1      Consents and Acknowledgments...................................................................      26
    6.2      No Material Adverse Changes....................................................................      26
    6.3      Representations True and Agreements Performed..................................................      26
    6.4      Seller's Deliveries............................................................................      26
    6.5      Real Property Matters..........................................................................      26
    6.6      Legal Proceedings..............................................................................      26
7.  Conditions of Seller's Obligations......................................................................      27
    7.1      Representations True and Agreements Performed..................................................      27
    7.2      Consents.......................................................................................      27
    7.3      Buyer's Deliveries.............................................................................      27
    7.4      Legal Proceedings..............................................................................      27
8.  Seller's Deliveries at Closing..........................................................................      27
    8.1      Documents of Conveyance and Transfer...........................................................      27
    8.2      Officer's Certificate of Seller................................................................      28
    8.3      Lien Search....................................................................................      28
    8.4      Release of Encumbrances........................................................................      28
    8.5      Other Documents................................................................................      28
    8.6      Power of Attorney..............................................................................      29
    8.7      Opinion of Counsel.............................................................................      29
    8.8      Opinion of FCC Counsel.........................................................................      29
    8.9      Noncompetition Agreement.......................................................................      29
    8.10     Escrow Agreement...............................................................................      29
    8.11     Post Closing Agreement.........................................................................      29
9.  Buyer's Deliveries at Closing...........................................................................      29
    9.1      Officer's Certificate of Buyer.................................................................      29
    9.2      Opinion of Counsel.............................................................................      29
    9.3      Assumption of Obligations......................................................................      29
    9.4      Payment........................................................................................      29
    9.5      Noncompetition Agreement.......................................................................      29
    9.6      Escrow Agreement...............................................................................      30
    9.7      Post Closing Agreement.  The TransitionalServices Agreement, substantially in the form of
             Exhibit I, duly executed by Buyer..............................................................      30
10. Commissions.............................................................................................      30
11. Termination.............................................................................................      30
    11.1     Method of Termination..........................................................................      30
    11.2     Rights Upon Termination........................................................................      31

12. Indemnification by Seller and Buyer.....................................................................      31
    12.1     Indemnification of Buyer.......................................................................      31
    12.2     Indemnification of Seller......................................................................      31
    12.3     Defense and Settlement of Claims...............................................................      32
    12.4     Indemnification Fund...........................................................................      33
    12.5     Limitation of Indemnification..................................................................      33
    12.6     Remedies Exclusive.............................................................................      33
    12.7     Time of Claim..................................................................................      34
7.  Non-Assignable Contracts................................................................................      34
8.  Survival of Representations, Warranties and Covenants...................................................      34
9.  Risk of Loss and Casualty Damage........................................................................      34
10. Miscellaneous...........................................................................................      34
    10.1     Successors and Assigns.........................................................................      34
    10.2     Construction...................................................................................      34
    10.3     Notice.........................................................................................      34
    10.4     Multiple Counterparts..........................................................................      35
    10.5     Captions.......................................................................................      36
    10.6     Exhibits and Schedules.........................................................................      36
    10.7     No Third-Party Rights..........................................................................      36
    10.8     Further Assurances.............................................................................      36
    10.9     Cure...........................................................................................      36
    10.10    Covenant Not To Sue and Nonrecourse to Partners................................................      36
    10.11    Amendments.....................................................................................      37
    10.12    Severability...................................................................................      37
    10.13    Entire Agreement...............................................................................      37

INDEX OF SCHEDULES

    Schedule 1.1(d)      Contracts Not To Be Assigned
    Schedule 1.2         Excluded Assets
    Schedule 1.4(c)      Advertising Receivables
    Schedule 1.8         Allocation of Purchase Price
    Schedule 3.3(a)      Authorizations and CATV Instruments
    Schedule 3.3(d) Authority Rights to Purchase the System and Intent to Provide CATV Services
    Schedule 3.3(f) List of all Franchise Areas that are Certified to Regulate Rates
    Schedule 3.3(g)      Unfulfilled Promises or Commitments for Capital
                         Improvements
    Schedule 3.4(a)-1    Real Property
    Schedule 3.4(a)-2    Personal Property
    Schedule 3.5         Business Contracts
    Schedule 3.6         Approvals and Consents for Seller
    Schedule 3.7         Financial Statements
    Schedule 3.8         Technical and Business Information Concerning the
                         System
    Schedule 3.9(a)      Noncompliance with Laws and Agreements
    Schedule 3.9(b)      Modification of Signals Carried on the System
    Schedule 3.10        Filings with the United States Copyright Office
    Schedule 3.12        Condition of System
    Schedule 3.13(a)     Employees
    Schedule 3.13(b)     Employee Benefit Plans
    Schedule 3.14        Insurance Policies
    Schedule 3.16        Federal Aviation Authority Approvals and Waivers
    Schedule 3.17(b)     Compliance with Laws
    Schedule 3.18(a)     Phase I Report
    Schedule 3.18(b)     Environmental Permits, Licenses
    Schedule 4.3         Approvals and Consents for Buyer
    Schedule 5.1(c)      Inventory and Spare Parts
    Schedule 5.1(g)      Disconnect Policy
    Schedule 5.3         Authorized Employees
    Schedule 5.7         Rate Practices

INDEX OF EXHIBITS

    Exhibit A            Escrow Agreement
    Exhibit B            Form of Franchise Consent Resolution
    Exhibit C            Special Warranty Deed
    Exhibit D            Form of Bill of Sale
    Exhibit E            Form of Power of Attorney
    Exhibit F            Opinion of Seller's Counsel
    Exhibit G            Opinion of Seller's FCC Counsel
    Exhibit H            Form of Noncompetition Agreement
    Exhibit I            Transition Billing Services Agreement
    Exhibit J            Opinion of Buyer's Counsel

    Exhibit K            Assignment and Assumption Agreement

                            ASSET PURCHASE AGREEMENT

            THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of the 24th day of February, 2005, is entered into by and between MCDONALD INVESTMENT COMPANY, INC., an Alabama corporation ("Buyer"), and NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP, a Washington limited partnership ("Seller").

                                   WITNESSETH:

            WHEREAS, Seller is the owner and operator of a cable television ("CATV") system and business in respect thereof (the "CATV Business") serving Bay City, Texas and surrounding areas (said system, but excluding any portion of the system situated in Matagorda, Texas, and the CATV Business being collectively referred to herein as the "System"), pursuant to certain franchises, permits, licenses, consents and other authorizations (collectively being termed the "Authorizations," the grantors thereof being termed the "Authorities" and the instruments granting the same being termed the "CATV Instruments"); and

            WHEREAS, Seller desires to sell, and Buyer desires to buy, on the terms and subject to the conditions contained in this Agreement, the System, together with the Authorizations, CATV Instruments, assets, contracts and rights used by Seller in connection with the System, free and clear of all mortgages, security interests, liens, charges, reservations or exclusions of rights or interests, or other encumbrances ("Encumbrances"), except as hereinafter provided;

            NOW, THEREFORE, in consideration of the promises, covenants and agreements set forth herein, the parties hereto agree as follows:

1. Assets Sold and Purchased; Purchase Price.

            1.1 Purchased Assets. On the Closing Date, and subject to the conditions hereinafter set forth, Seller shall sell, and Buyer shall buy, all of the following assets, properties and rights of Seller (the "Purchased Assets"):

                  (a) All Authorizations (including the CATV Instruments relating thereto) that relate solely to the operation of the System;

                  (b) All real property, including, without limitation, all towers, fixtures, leaseholds, licenses, easements, rights-of-way, and other real property interests owned or held by Seller at the Closing Date (as defined in Section 2), but excluding agreements for the attachment of cable plant to third-party poles and through conduit, and used exclusively in connection with the System (collectively, the "Real Property");

                  (c) All tangible personal property owned by Seller at the Closing Date and used exclusively in connection with the System (collectively, the "Personal Property");

                  (d) All contracts, leases of personal property, pole attachment (to the extent assignable) and other agreements, licenses, commitments and understandings exclusively relating to the System, other than the CATV Instruments, (i) in effect on the date of this Agreement or
      (ii) entered into by Seller after the execution of this Agreement which are made in the ordinary course of business consistent with past practice, but excluding any collective bargaining agreements, employment agreements and employee benefit plans (as defined under the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), and those other contracts, leases, agreements, licenses, commitments and understandings set forth on Schedule 1.1(d) as those not to be assigned and assumed (subject to such exception, the "Business Contracts").

                  (e) All commitments and orders for CATV service to customers to be provided by the System existing at the Closing Date;

                  (f) All telephone numbers and listings exclusively relating to the System;

                  (g) All of Seller's right, title and interest in and to manufacturers' warranties with respect to the Purchased Assets;

                  (h) All available schematics, blueprints, engineering data, current customer lists, system maps and other technical information exclusively relating to the System;

                  (i) All other assets of whatever nature and wherever located owned by Seller and exclusively used in connection with the design, construction or operation of the System, which assets shall include all of Seller's books and records or copies thereof relating exclusively to the System; and

                  (j) All Accounts Receivable (as herein defined) of Seller that relate exclusively to the System.

            1.2 Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the assets sold to Buyer hereunder shall not include (and Seller shall retain):

                  (a) Originals of all partnership books and records, tax returns and worksheets;

                  (b) Cash, cash equivalents and marketable securities;

                  (c) Rights to any tax refunds for tax periods ending on or prior to the Closing;

                  (d) All Personal Property disposed of or consumed in the ordinary course of business, consistent with past practices and as permitted under the terms hereof, between the date hereof and the Closing Date;

                  (e) All expenses associated with the system of the Seller known as the "Matagorda System";

                  (f) Seller's rights under any Business Contract not assumed by Buyer pursuant to Section 1.1(d) hereof;

                  (g) All trademarks, trade names, service marks, service names, logos and copyright and similar proprietary rights of Seller or its affiliates, whether or not used in the business of the System;

                  (h) Any employee benefit plan, compensation arrangement or multi-employer benefit plan in which System employees currently participate;

                  (i) All rights to receive fees or services from any affiliate of Seller; other than fees for services, if any, rendered by Buyer after Closing;

                  (j) Any and all assets and rights of Seller unrelated to the System;

                  (k) Subject to Section 8.11 hereof, all equipment, software, licenses and agreements related to Seller's customer billing system;

                  (l) Any contracts, agreements or other arrangements between Seller and any affiliate of Seller;

                  (m) All choses in action of Seller related solely to the System;

                  (n) All insurance policies and bonds and all proceeds, payments, settlements and other amounts payable under such policies;

                  (o) All advertising accounts receivables; and (p) The other assets listed on Schedule 1.2.

            1.3 Assumed Liabilities. Buyer will assume and agrees to pay, perform and discharge when due all of Seller's liabilities and obligations under all advertising commitments, if any, for which Buyer has received advanced deposits as listed on Schedule 1.3, the Business Contracts, the Authorizations, the CATV Instruments, and all customer obligations, in each case relating to periods from and after the Closing Date (the "Assumed Liabilities"). Except as expressly set forth in this Agreement, Buyer will not assume any other liabilities of Seller or related to the System, the Purchased Assets, or the CATV Business. Without limiting the foregoing, Buyer shall assume no liability or obligation with respect to the payment of salary or severance or provision of benefits, including but not limited to the benefits payable under any employee benefit plan with respect to the employment by Seller of any employee or independent contractor of Seller or of any former employee of Seller. Seller shall be responsible for (a) compliance with the COBRA notice and continuation coverage requirements under Part 6 of Title I of ERISA, with respect to all employees (and their beneficiaries) experiencing a qualifying event (as defined in Section 603 of ERISA) on account of the transactions contemplated by this Agreement or occurring prior to the Closing and (b) rate refunds to customers of the System with respect to rates in effect for periods prior to the Closing Date.

            1.4 Purchase Price. (a) The aggregate purchase price (the "Purchase Price") to be paid by Buyer to Seller for the Purchased Assets shall be an amount in cash equal to the sum of (a) Ten Million Three Hundred Fifty-Six Thousand, Fifty-Eight Dollars ($10,356,058), and (b) the amount of the customer Accounts Receivable of Seller as determined by Section 1.4(b). Upon signing, Buyer shall deliver to USBank, as escrow agent (the "Escrow Agent") the amount of one hundred twenty-five thousand dollars ($125,000) (the "Deposit") to secure the obligations of Buyer to close under this Agreement. The Deposit shall be held in an account and applied pursuant to the terms of an Escrow Agreement, substantially in the form attached hereto as Exhibit A (the "Escrow Agreement"). Upon the Closing, the Deposit, together with interest thereon, shall be delivered to Seller and credited against the Purchase Price. The remainder of the Purchase Price (the Purchase Price less the amount of the Deposit plus any accrued interest) shall be payable on the Closing Date by wire transfer to such account or accounts as Seller shall direct, subject to the adjustments set forth in Section 1.5, and provided that a portion of the Purchase Price equal to the "Indemnification Fund" (as defined in Section 12.4), will be paid on the Closing Date by Buyer into an escrow account pursuant to the Escrow Agreement and applied as described in Section 12.4.

                  (b) Accounts Receivable. The Purchase Price shall include an amount equal to 95% of the amount of the accounts receivable due from customers of the System existing as of the Closing Date and billed sixty
      (60) or less days prior to the Closing Date, as shown on the Estimate Statement. For purposes of this subparagraph, and for subparagraph 1.5(d), a month shall be considered as thirty (30) days, regardless of the actual number of days in the month.

            1.5 Adjustments to Purchase Price. The Purchase Price will be adjusted as follows:

                  (a) Seller shall prepare and deliver to Buyer, at least seven
      (7) days prior to the Closing Date (the "Estimate Statement Due Date"), a statement (the "Estimate Statement") showing as of the latest date reasonably possible (i) the amount reasonably estimated by Seller, in good faith, to be the net amount, if any, of the Purchase Price adjustments provided for in this Section 1.5, (ii) a list of the System's accounts receivable prepared in accordance with generally accepted accounting principles and consistent with Seller's past practices, showing the aging thereof, and customer deposits, and (iii) a statement as to the number of Basic Customers (as defined in Section 1.5(c)) accompanied by materials sufficient to show how such numbers were determined, each certified by Seller's general partner on behalf of Seller as being true and correct and prepared in accordance with the terms of this Agreement. Prior to the Closing, Seller shall provide Buyer with copies of or reasonable access to such relevant books and records as Buyer may reasonably request for purposes of verifying the adjustments set forth in the Estimate Statement. Seller and Buyer agree to work together in good faith to resolve on or before the Closing Date any disagreement with respect to any matter set forth in the Estimate Statement. The Purchase Price paid by Buyer shall be based on the estimated adjustment amount set forth in the Estimate Statement agreed to by Seller and Buyer and shall be adjusted post-Closing, if necessary, pursuant to
      Section 1.6.

                  (b) Prorations and Deposits. The Purchase Price shall be increased for prepaid expenses (excluding, however, prepaid expenses relating to any Business Contracts or agreements that will not be assumed by Buyer and are listed on Schedule 1.1(d)), and shall be reduced for accrued expenses and prepaid income, all as determined in accordance with generally accepted accounting principles, to reflect the principle that, except as qualified in this Section 1.5, all income and expenses attributable to the System for the period before 12:01 a.m. on the Closing Date are for the account of Seller, and all income and expenses attributable to the System for the period on or after 12:01 a.m. on the Closing Date are for the account of Buyer. Payroll expenses, including accrued wages, salaries, vacation and sick pay for Seller's employees, and franchise fees shall be paid by Seller to the day of Closing and shall not be prorated. The Purchase Price shall be increased by the amount of any monies relating to the System that are on deposit with third parties as security for Seller's performance of the Business Contracts as of the Closing Date. The Purchase Price shall be decreased by the amount of any monies held by Seller as customer deposits, liability for which is assumed by Buyer.

                  (c) Basic Customers. Subject to the provisions of Section 1.5(e), if the number of Basic Customers of the System, as shown on the Estimate Statement, is less than 4,695, the Purchase Price shall be decreased by an amount equal to the product of (i) $2,205.76 times (ii) the difference of (A) 4,695 minus (B) the number of Basic Customers. "Basic Customers" means the number based on an equivalent basic unit base, which shall include customers for economy basic, standard basic, and the equivalent customers derived from the result of the bulk customers revenue divided by the Effective Rate; provided, however, that such result shall be limited by the terms of Section 1.5(e) hereof. "Effective Rate" is the result of the sum of the total billings from economy basic and standard basic customers, divided by the number of economy basic and standard basic customers. Customers will be included in the calculation if (i) full payment for at least one month of service has been paid by customer, and
      (ii) the account is not more than sixty (60) days past due from the first day of the month for which services are provided or, if more than sixty
      (60) days past due, who owe $5.00 or less with respect to the amount due for the period beyond sixty (60) days. Notwithstanding any of the foregoing, if any Basic Customer who has been a customer for less than thirty (30) days prior to the Closing Date disconnects service within ninety (90) days after the Closing Date, Seller shall pay to Buyer a credit for each such customer in an amount calculated in accordance with the calculation provided above in this Section 1.5(c); provided, however, that Seller shall pay Buyer such credit only in the case that Buyer during such ninety (90) day period has not made (i) any rate increases, (ii) any voluntary deletions of any channels, including any deletions within a tier of service, (iii) any changes from Seller's pre-Closing disconnect policies..

                  (d) Gross Revenues. In the alternative to the price adjustment set forth in Section 1.5(c), at Buyer's option and subject to the provisions of Section 1.5(e), the Purchase Price may be adjusted downward to the extent that the "Monthly Recurring Revenue Per Basic Customer" (as defined below) is less than $46.89 (the "Target Recurring Revenue"). The amount of any such Purchase Price reduction shall be a dollar amount equal to the product of (i) the positive remainder, if any, of the Monthly Recurring Revenue Per Basic Customer divided by the Target Recurring Revenue, subtracted from the number one, multiplied by (ii) $10,356,058. "Monthly Recurring Revenue" shall mean the monthly average from the most recent advance billing reports for the three (3) months immediately preceding the Closing Date of Seller's advance monthly billings to Basic Customers for recurring monthly charges for cable service, pay services, digital services, converter box rental, Internet services and franchise fees, but excluding all other charges, including (without limitation) charges for pass-through of sales taxes, late charges or installation or disconnect fees or other non-recurring charges, computed on a per Basic Customer basis using the number of monthly Basic Customers related to such billings for each of the three (3) full months immediately preceding the Closing Date. The foregoing amounts shall be adjusted, on a pro forma basis, for (i) any rate roll back ordered prior to the Closing Date and (ii) any implemented rate increase to the extent either adjustment is not fully reflected in the foregoing amounts.

                  (e) Purchase Price Floor. Notwithstanding anything to the contrary set forth in Section 1.5(c) or 1.5(d) above, the Purchase Price shall in no event be reduced below $9,000,000 (the "Floor"). If the Purchase Price adjustments set forth in Section 1.5(c) or 1.5(d) would result in a Purchase Price below the Floor, Buyer may elect to set the Purchase Price at the Floor or, if Buyer does not so elect, Seller may elect to terminate this Agreement.

            1.6 Final Adjustment Amount. Within ninety (90) days after the Closing Date, Buyer shall deliver to Seller a certificate (the "Adjustment Certificate") setting forth any changes (based on actual amounts as of the Closing Date including the number of Basic Customers) in the adjustments made at Closing pursuant to Section 1.5, together with a copy of any working papers or other documents relating to the Adjustment Certificate or other documents supporting the Adjustment Certificate as Seller may reasonably request. Buyer will provide Seller with copies or reasonable access to all books and records and other information or documents reasonably requested by Seller for the limited use of reviewing and analyzing the Adjustment Certificate. To the extent any item cannot be reasonably determined within ninety (90) days after the Closing Date, the appropriate party shall furnish such item to the other as soon as practicable after it is available thereafter, but in no event more than 60 days later, and such item thereafter shall be adjusted under the procedures set forth in this Section 1.6. If Seller shall conclude that the Adjustment Certificate does not accurately reflect the changes to be made to the adjustments made at Closing pursuant to the first sentence of this Section 1.6, Seller shall, within thirty (30) days after its receipt of the Adjustment Certificate, provide to Buyer written notice thereof, which notice shall set forth in reasonable detail the basis for Seller's objections to the Adjustment Certificate. If Buyer and Seller cannot resolve any dispute to their mutual satisfaction within fifteen (15) days after Buyer's receipt of Seller's written notice of objection (the "Resolution Period"), Buyer and Seller hereby designate Ernst & Young LLP to review the Adjustment Certificate, Seller's discrepancy statement and any other relevant documents. The cost of retaining such firm shall be borne by Buyer on the one hand, and Seller, on the other hand, in the same proportion that the aggregate amount of the disputed items submitted to Ernst & Young, LLP that is resolved in favor of the Buyer or Seller bears to the total amount of the disputed items submitted (as finally determined by Ernst & Young, LLP). Ernst & Young, LLP shall report its conclusions in writing to Buyer and Seller no later than forty-five (45) days after appointment pursuant to this Section 1.6, and such conclusions as to factual and accounting matters respecting adjustments shall be conclusive on all parties to this Agreement and not subject to dispute or review. If, as a result of any adjustments made hereunder, Buyer is finally determined to owe an amount to Seller, Buyer shall within five (5) business days pay such amount thereof to Seller, and if Seller is finally determined to owe an amount to Buyer, Seller shall within five (5) business days pay such amount thereof to Buyer, and if not so paid, Buyer, at its option, may also make a claim against the Indemnification Fund for any payments of Seller required under this Section 1.6 (in the event of any such claim being paid from the Indemnification Fund, Seller shall immediately replenish the Indemnification Fund in the amount of such payment). Any payments to be made hereunder shall be made by wire transfer of immediately available funds to such parties as are designated in writing by the party receiving payment.

            1.7 Transfer Taxes. Any sales, use, transfer, franchise, recording or other similar taxes, fees or charges due as a result of the transactions provided for herein shall be shared equally by Seller and Buyer.

            1.8 Allocation. For federal income and other applicable tax purposes, the Purchase Price shall be allocated among the Purchased Assets as set forth on Schedule 1.8, such allocation to be made as provided in Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). Buyer and Seller shall not take any position on the respective federal income tax or other applicable tax returns that is inconsistent with the allocation of the Purchase Price as agreed to in Schedule 1.8 or as adjusted as a result of a subsequent increase or decrease in the Purchase Price.

2. Closing Date and Place. Unless this Agreement is terminated pursuant to
Section 11, the date of closing ("Closing") hereunder (the "Closing Date") shall be the last day of the month following the date on which the conditions set forth in Sections 6 and 7 (other than the delivery of documents to be delivered at Closing) have been satisfied. The Closing shall, to the extent practicable, be handled by fax, mail and express mail; if a physical Closing shall be necessary, the Closing shall be held at the offices of the System in Bay City, Texas.

3. Seller's Representations and Warranties. Seller represents and warrants that:

            3.1 Organization and Standing of Seller. Seller is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Washington, and is qualified to do business and in good standing in the State of Texas. Seller has all requisite partnership power and authority to execute, deliver, and perform this Agreement, and has all requisite power as is necessary and required to operate the System at the places where and in the manner in which the System is operated. Seller is not a participant in any joint venture, partnership or similar arrangement with any other person or party with respect to any part of the System or the Purchased Assets.

            3.2 Authority; Enforceability. The execution, delivery and performance of this Agreement have been duly and validly authorized by Seller, and the execution, delivery and (assuming receipt of the consents of third parties required for transfer of the Authorizations, CATV Instruments and Business Contracts to be assumed by Buyer) performance of this

Agreement by Seller will not: (i) result in a breach or violation by Seller of,
(ii) constitute a default by Seller under, or (iii) create or impose any Encumbrance upon any of the Purchased Assets pursuant to, any CATV Instrument, Business Contract or other agreement or instrument, charter or by-law provision, statute, ordinance, rule, regulation, or order to which Seller is a party or by which Seller or the Purchased Assets is bound, except for such breaches, defaults and encumbrances as could not reasonably be expected to result in a Material Adverse Effect on the System as a whole. (For purposes of this Agreement, the term "Material Adverse Effect" shall mean monetary consequences to a party of $32,500 or more in any single event or series of related events.) This Agreement constitutes the legal, valid, and binding obligation of Seller enforceable against Seller in accordance with its terms, except (a) as rights to indemnity hereunder may be limited by federal or state securities laws or the public policies embodied therein, (b) as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and (c) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            3.3 Authorizations and CATV Instruments.

                  (a) Schedule 3.3(a) contains a true and complete list of all current Authorizations and CATV Instruments issued to Seller by the Federal Communications Commission (the "FCC") and any other Authority, including, but not limited to, all licenses, franchises, ordinances, permits, registrations and certifications and of all compliance certificates, reports to the FCC (including, but not limited to, reports on Schedule 1 and 2 to Form 325 and Form 395-A and schedules thereto), reports by Seller to any municipal authority granting any licenses or franchises, any license or franchise application and those Authorizations relating to business radio services and community antenna relay services, and for the System's earth stations, the information contained in the latest of each of such reports being accurate and complete in all material respects as of the date filed with the respective agency. All of the agreements listed on Schedule 3.3(a) are valid and binding and are in full force and effect and are legally enforceable in accordance with their terms. To Seller's knowledge, there are no facts that constitute a valid basis for revocation, suspension, termination or denial of the granting of a new Authorization upon the expiration thereof, or elimination of any rights under any Authorization or CATV Instrument. Subject to Seller obtaining the required consents of applicable Authorities and third parties, the execution, delivery and performance of this Agreement will not entitle any person or entity to cancel, suspend, terminate or diminish the rights of Seller under any Authorization or CATV Instrument, all of which rights are being assigned to Buyer to the full extent held by Seller. No conditions or restrictions, except as stated in the Authorizations or CATV Instruments, apply to the Authorizations or CATV Instruments. Seller has furnished to Buyer true and complete copies of all documents listed on Schedule 3.3(a) and all correspondence between Seller and any Authorities having a material relevance thereto. Seller has furnished accurate written summaries of all oral agreements and understandings binding on Seller with respect to any Authorizations or CATV Instruments. Except as set forth on Schedule 3.3(a), Seller has not received any written notice from the FCC or any other Authority within the last 5 years that Seller or the System is not in material compliance with all Seller Authorizations and CATV Instruments.

                  (b) The Authorizations duly authorize Seller, and Buyer as successor-in-interest to Seller (assuming all required consents are obtained for the assignment of such Authorizations to Buyer and Buyer's eligibility to hold such Authorizations), to operate the System as and where it is presently operated.

                  (c) To the knowledge of Seller, after due inquiry of an appropriate official of each Authority by Seller's System Manager, no Authority has granted a franchise to any person other than Seller or Buyer, nor has any person applied to any Authority for a franchise to build or operate a CATV system within the geographical area covered by the franchise granted to Seller as listed on Schedule 3.3(a), except as set forth on Schedule 3.3(a).

                  (d) Except as set forth on Schedule 3.3(d), no Authority has any right to purchase the System or any portion thereof, and no Authority that has granted a franchise to Seller has notified Seller in writing of any intention to provide any CATV services.

                  (e) Seller has timely made all filings relating to the System in order to preserve its rights pursuant to Section 626 of the Communications Act of 1934, as amended (the "Communications Act") and otherwise has diligently pursued the renewal of any franchise relating to the System due to expire by its terms within 36 months of the date of this Agreement in order to obtain such renewal on commercially reasonable terms. Seller is in compliance in all material respects with all federal, state and local laws, including any franchise, relating to the System, and has no reason to believe that any franchise relating to the System will not be renewed on reasonable terms.

                  (f) Seller has filed all rate regulation forms required to be filed with the FCC and/or appropriate Authority for the System. Seller has made available to Buyer true and complete copies of such forms. Set forth on Schedule 3.3(f) is an accurate list of all franchise areas that are certified to regulate the basic rates of the System pursuant to the laws and regulations of the FCC and a list of all franchise areas in which a complaint regarding cable programming services has been filed with the FCC within the past 36 months. All factual statements made by or on behalf of the System in any such form are, in all material respects, accurate and complete. Schedule 3.3(f) sets forth a true and complete listing of all current rate disputes and/or rate settlements with the FCC and/or appropriate Authority relating to the System. To Seller's knowledge, no basis exists under Section 623 of the Communications Act or relevant rules of the FCC, as in effect at the date of this Agreement, for any rollback of rates for basic service, cable programming service or any rollback or refund of rates for any premium or pay service, with respect to the System.

                  (g) Except as may be set forth on Schedule 3.3(g) or as required by law, no unfulfilled promises or commitments for capital improvements in connection with the CATV Business have been made by Seller regarding the System.

                  (h) Seller has made all submissions required under the Communications Act, FCC rules and the Authorizations and CATV Instruments to operate the System. Seller has received no written notice from any Authority regarding a failure to make any such submission regarding the System.

            3.4 Properties.

                  (a) Schedule 3.4-(a)-1 contains a complete and correct list of all Real Property specifying Seller's interest therein, and Schedule 3.4-(a)-2 contains a complete and current list of all material items (including, without limitation, all headend equipment, test equipment, office equipment and motor vehicles (year and model)) of Personal Property (other than inventory) and a list of the inventory that Seller will deliver to Buyer at Closing (which list can be revised by Seller, upon prior notification and consent by Buyer, if items to be delivered at Closing are different from those set forth on Schedule 3.4-(a)-2). Except for Permitted Encumbrances, (i) Seller has good and marketable title, free and clear of any Encumbrance or adverse claim to all Purchased Assets, and
      (ii) none of the Purchased Assets is subject to any restriction (except for any consents required for transfer or assignment) which would prevent or materially adversely affect the use presently made thereof or the transfer of the CATV Business and related assets contemplated by this Agreement or the value of the Purchased Asset(s) to which such restriction pertains, and, upon such transfer, Buyer shall acquire such title as Seller herein represents and warrants Seller has. "Permitted Encumbrances" means any and all Encumbrances: (i) for Taxes if the same shall at the time not be delinquent or are being contested in good faith; (ii) consisting of easements, zoning restrictions, encumbrances or other restrictions on the use of the Real Property that do not materially affect the value of the Purchased Assets encumbered thereby as they are used in the CATV Business or materially impair the ability of Seller to use such Purchased Assets in the CATV Business; (iii) standard exceptions reflected on the Title Commitment, and any title or survey objections which are waived or deemed waived by Buyer pursuant to Section 5.11; (iv) resulting from deposits to secure payments of workers' compensation, employment insurance or other social security programs; (v) that are to be removed at closing; (vi) associated with the Assumed Liabilities; (vii) arising by operation of law or in the ordinary course of business with respect to obligations to vendors, carriers, warehousemen, repairmen, mechanics, workers, materialmen, that are not yet due or that are being contested in good faith.

                  (b) Assuming Buyer's qualification to transact business in the State of Texas, the receipt of all necessary Authorizations by Buyer and subject to the employment of necessary personnel by Buyer subsequent to Closing, Buyer obtaining or possessing its own customer billing system and any other replacement for necessary Excluded Assets, the Purchased Assets collectively constitute all assets and rights reasonably required to enable Buyer to operate the System as a going enterprise and as successor-in-interest to Seller.

            3.5 Contracts Listed; No Defaults. All Business Contracts (except employment agreements terminable at will and items listed on Schedule 1.1(d)) are listed and correctly described on Schedule 3.5. Seller has furnished to Buyer true and complete copies of all Business Contracts listed on Schedule 3.5. Each of the CATV Instruments and Business Contracts is in full force and effect and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms; Seller and, to Seller's knowledge, each other party thereto, has complied with all material provisions thereof and are not in default thereunder; and all payments required to be made and currently due thereunder have been made by the parties required to do so, except to the extent that any payments are being contested in good faith. There are not (i) any currently threatened cancellations of any Business Contracts, (ii) any outstanding disputes under any Business Contract or (iii) to Seller's knowledge, any basis for any claim of breach or default thereunder, except in the case of each of the foregoing, that would not cause a Material Adverse Effect on the System. The execution, delivery and performance of this Agreement will not entitle any other party to a Business Contract to cancel, suspend or terminate such Business Contract except for such Business Contracts that require the consent to such assignment by such other party. Except as set forth in Schedule 3.5, in the case of any CATV Instruments and Business Contracts to which Seller was not an original party, Seller's rights thereunder have been duly assigned to Seller by written instrument, and where required, such assignment has been consented to in writing by the other party or parties thereto, and Seller has furnished Buyer with true and complete copies of all such assignments and consents.

            3.6 Approvals and Consents. Schedule 3.6 sets forth all the persons or parties whose approval of or consent to Seller's execution, delivery or performance of this Agreement and the transactions contemplated hereby, or with whom the filing of any certificate, notice, application, report or other documents, is legally or contractually required or is necessary to preclude any cancellation, suspension, or termination of or diminution of rights under any of the CATV Instruments or Business Contracts or to enable Buyer to continue to operate the CATV Business as is presently conducted. Seller is not subject to any restriction which would prevent consummation of the transactions contemplated by this Agreement other than such approvals and consents set forth on Schedule 3.6.

            3.7 Financial Statements; Change in Condition of Assets.

                  (a) Attached hereto as Schedule 3.7 are true and complete copies of unaudited System statements of income for the nine months ended December 31, 2004 and unaudited System statements of income for the years ended December 31, 2003, December 31, 2002 and December 31, 2001, and capital expenditures, proceeds from asset dispositions and distributions to partners for the time periods indicated above (collectively, the "Financial Statements"), each of which was prepared from books and records of account of Seller kept in the normal course of business and in accordance with generally accepted accounting principles, consistently applied in accordance with Seller's past practices, as such Financial Statements are reflected in prior audited financial statements of Seller, and together present fairly and accurately the results of its operations for the periods covered thereby. Since December 31, 2003, there has been no material adverse change to the condition of the Purchased Assets as a whole or to the CATV Business, no portion of the movable Personal Property has been removed from the System since such time except in the ordinary course of business, and Seller has not acted to cause, and has experienced no occurrence of, any circumstance, event, condition, or state of facts of any character, whether or not in the ordinary course of business and whether or not covered by insurance, which might reasonably be expected to result in any material adverse change to the Purchased Assets as a whole or the CATV Business or the System's financial condition, results of operations or prospects.

                  (b) The Financial Statements do not, because of the provision of services or the bearing of costs and expenses by any other person, related or unrelated, or for any other reason, understate the actual costs and expenses of the operating System or otherwise conducting the CATV Business.

                  (c) There are no liabilities, debts, or obligations of any nature, whether accrued, absolute, contingent or otherwise relating to the System, except for (i) obligations under Authorizations and CATV Instruments listed on Schedule 3.3(a), (ii) contractual obligations under Business Contracts listed (or not required to be listed) on Schedule 3.5,
      (iii) obligations accrued and reflected on the Financial Statements, (iv) obligations arising in the ordinary course of business and which, either individually or in the aggregate, are immaterial (v) Permitted Encumbrances, or (vi) which otherwise would not result in or cause a Material Adverse Effect.

            3.8 Certain Information. Attached hereto as Schedule 3.8 is the following current technical and business information concerning the System, which information is correct and complete except to the extent noted thereon in order for the same not to be materially misleading: (i) a list of all System maps; (ii) a summary of strand miles of plant showing the number of linear miles, aerial, underground and total, (showing approximately 154 miles of distribution plant) and number of homes passed (showing approximately 8,300 homes passed); (iii) a description of the System's channel capacity by headend, including channels available for use; (iv) a list of all stations or signals carried by the System, with a breakdown as to those being carried by microwave and off-air reception and those which must be carried pursuant to the Communications Act and those for which there are retransmission agreements; (v) a list of all performance bonds or other security required by the Authorizations and Business Contracts and the amount so required; (vi) a description of current standard monthly customer rates for CATV services by franchise area, which rates are in material compliance with all Authorizations, laws, CATV Instruments and Business Contracts, and the current franchise fees being charged; (vii) a list of names of the licensors of each System pole attachment and conduit license and an attached copy of the most recent invoice with respect thereto showing all pole attachments and conduit rentals for which the System is being billed;
(viii) a list of all grantors of crossing permits, permit numbers, general location for which the permit is granted and an attached copy of the most recent invoice with respect thereto showing all crossing permits for which the System is being billed; (ix) the number of basic customers as of the respective dates of the Financial Statements, and a breakdown of the number of System customers, showing as separate items basic, commercial outlets, basic bulk, pay, pay bulk and additional outlets for which a charge is made, if any, calculated for each System franchise and consolidated for the system as a whole, and each of such items showing separate data for subscriptions for a term of one year or less and for more than one year from the date hereof; (x) a list of all courtesy customer accounts; and (xi) a list of all bulk and commercial accounts including monthly rates and expiration dates. A "home passed" for purposes of clause (ii) shall mean a habitable dwelling that can be served by a drop cable from the system which will provide (to the extent the original installation has not been modified) a (phi)dBmV signal to the back of each television set (up to a maximum of two) in the household, without use of a home amplifier.

            3.9 Compliance with Laws and Agreements; Litigation.

                  (a) Seller is in compliance in all material respects with all applicable laws, rules, regulations, requirements, standards and guidelines of all federal, state and local authorities or agencies having jurisdiction over the System or any portion thereof and with the terms and provisions of any mortgage, lease, license, indenture, franchise or agreement relating to the System. Seller is not in default of or in violation with respect to any judgment, order, injunction or decree of any court, administrative agency or other governmental authority respecting the System. Neither Seller nor any officer, director, stockholder, agent, employee or representative of Seller has violated any rule or regulation in connection with procuring or maintaining any Authorization or CATV Instrument in any respect so as to materially adversely affect the System's assets. Without limitation as to any of the foregoing, with respect to the System, Seller is in material compliance with all equal employment opportunity ("EEO") standards prescribed in paragraphs (b), (c) and (d) of Section 634 of the Cable Communications Policy Act of 1984 and meets all other EEO standards which it is required to meet, except where the failure to do so would not have a Material Adverse Effect.

                  (b) Seller is not a party to, and has no knowledge of any basis, for the institution of, any legal action, counterclaim, suit, arbitration, governmental investigation, other legal, administrative or tax proceeding, or material claim against or relating to the System. Except as disclosed in writing to Buyer on or before the date hereof or set forth on Schedule 3.9(a), without any limitation on the foregoing, and solely with respect to the System, there are no proceedings pending or known by Seller to be threatened, nor does Seller have any knowledge of any pending written demands made upon Seller by any federal, state or local government, or agency thereof, or a broadcasting station or any telephone company or other public utility, pole landlord or licensor, obligating Seller to terminate, modify or change, in any material respect, the terms and conditions of any of Seller's rights with respect to (i) pole attachment rights or rentals, (ii) CATV customer rates or tariffs,
      (iii) Authorizations, (iv) leases or rental payments, (v) locations of cable, amplifiers, towers or other property (including easements, rights of access and similar rights in connection therewith), (vi) carriage of signals presently carried on the System (except as set forth on Schedule 3.9(b)), (vii) EEO standards, (viii) Business Contracts or (ix) CATV Instruments, except, in each case, as may affect the industry in general or arise out of a change in law or regulation.

            3.10 Trademarks, Trade Names, Copyright. Set forth on Schedule 3.10 is a correct and complete list of all marks, licenses, initial notices, notices of change and statements of account filed in calendar year 2003 and thereafter, and any supplements, amendments and schedules thereto, issued by or filed with the United States Patent and Trademark Office or the United States Copyright Office solely in connection with the System. Seller has furnished to Buyer true and complete copies of all documents listed on Schedule 3.10 as well as all correspondence with any Authorities having a material relevance thereto. Seller, with respect to each item set forth on Schedule 3.10, has filed all required trademark, trade name, and copyright notices and statements and supplemental statements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and has paid all fees and surcharges required with respect thereto. Seller has furnished to Buyer true and complete copies of all documents listed on Schedule
3.10 as well as all correspondence with any Authorities having a material relevance thereto. Seller has full legal right and authority, and all necessary Authorizations from the FCC and the United States Copyright Office, to carry on and to continue to carry and use in the conduct of the CATV Business all signals now being carried and which are listed in Schedule 3.8, including all distant signals. Solely with respect to the System, no written notices or written demands have been received from the FCC, from any local television station or from any other person, association, company, station, governmental unit or agency challenging the right of Seller to carry any signal or program, or challenging any method of copyright reporting or the amount of copyright fees and surcharges to be paid with respect to the System. There exists no pending, or to Seller's knowledge, threatened claims against Seller alleging that Seller's trademarks, trade names or copyrights infringe on or conflicts with the rights of any other party. Except as to claims of Seller and its affiliates to the marks listed on Schedule 3.10, the Purchased Assets when conveyed to Buyer will be free of the rightful claim of any third person by way of trademark, trade name or copyright infringement or the like.

            3.11 Taxes and Fees. Seller has paid and discharged, or has caused to be paid and discharged, or is contesting in good faith, all taxes, assessments, excises, levies and other obligations and liabilities for which it is obligated and will pay and discharge all such items which will have become due and payable prior to or as of the Closing Date with respect to the System, the Purchased Assets or the CATV Business. Seller has duly filed or will file, or has caused or will cause to be duly filed, with the appropriate federal, state and local governmental agencies all returns and reports required to be filed by Seller as of the Closing Date and with respect to any taxable period prior to or which includes the Closing Date (each of which fairly present or will present the information purported to be shown and reflect or will reflect, all tax liability of Seller for the periods in question) and Seller has paid or will pay in full (or will contest in good faith) all taxes, interest, penalties, assessments or deficiencies, if any, due to, or claimed to be due by, any such taxing authority in respect of the periods for which such returns and reports were filed. All necessary payments required to be withheld for Seller's employees (including, without limitation, for unemployment insurance) have been properly withheld and paid. There are no tax liens affecting any of the Purchased Assets other than liens for current taxes not yet due and payable or for taxes contested by Seller in good faith as described in this Section 3.11.

            3.12 Condition of System.

                  (a) Except as set forth on Schedule 3.12, the System and all major component parts including specifically, but not limited to, towers, headend antenna equipment, headend amplifiers and associated equipment, line amplifiers, trunk line cable, and distribution cable, are in good operating condition, and are currently maintained, and require no more repair, replacement and rehabilitation than is normal in the CATV industry. The System delivers a picture and sound quality to all customers which meets the technical standards of 47 C.F.R., Part 76, Subpart K, and an adequate proof of performance test as required hereunder shall be made pursuant to Section 5.9 showing compliance therewith. The plant, including any electrical grounding, used in the System does not require any material rearrangement or rehabilitation in order to conform to the requirements of the National Electrical Safety Code or the National Electrical Code, or the terms of any pole attachment, conduit or buried cable agreement. The towers used in the System do not require any material rearrangement or rehabilitation in order to conform to the requirements of the Federal Aviation Authority, the FCC or the Occupational Safety and Health Administration.

                  (b) As to the System, Seller monitors signal leakage, maintains applicable signal leakage logs, conducts the cumulative leakage tests, demonstrates compliance with the cumulative leakage criteria by showing a passing cumulative leakage index or a successful flyover, and complies with the frequency separation standards, in material compliance with the requirements set forth in 47 C.F.R. Section 76.610 through
      Section 76.619. With respect to the System, Seller has filed with the FCC all notifications of utilization of frequencies in the 108-137 MHZ and 225-400 MHZ bands and all other reports required to be filed under such rules and regulations (the "CLI Reports") and has not received any notification of objection thereto by the FCC which has not been promptly resolved by Seller with no Material Adverse Effect on the System. As to the System, Seller has provided Buyer with true and complete copies of all CLI Reports which it has filed since December 31, 2003, together with descriptions of its preventive maintenance program regarding signal leakage.

            3.13 Employees; Compensation; Unions.

                  (a) Schedule 3.13(a) lists the name and address of each present employee of the System, date of employment, position, and has provided to Buyer in a separate confidential communication the latest increase in compensation, and total compensation payable for such position. Seller has provided to Buyer a copy of Seller's employee policy manual, setting forth Seller's policies as to payment of salaries, payment of commissions, payment of bonuses, accrued vacation time, accrued sick pay and similar items. As of the date hereof, Seller's System manager has not received notification that any of the current employees of the System presently plan to terminate their employment.

                  (b) Schedule 3.13(b) lists all the employee benefit plans which Seller maintains for the System. System employees participate in some or all of the listed plans.

                  (c) None of the employees of the System are unionized nor, to Seller's knowledge, has any effort been made to organize any such employees. There is no claim or litigation pending before any local, state or federal agencies or any court with respect to any strike or unresolved labor dispute, the outcome of which would adversely affect the operation of the System.

            3.14 Insurance. All liability insurance policies pertaining to the System are listed on Schedule 3.14 and are in full force and effect on the date hereof.

            3.15 No Restoration. Seller has received no notice, and to Seller's knowledge, there is no material restoration, repaving, repair, or other work required to be made by Seller to any street, sidewalk, or abutting or adjacent areas, required by ordinance, code, permit, easement, contract, or otherwise, relating to any installation of cable, conduits, curb cuts, or other construction of the distribution system of the System.

            3.16 Federal Aviation Authority. Seller has obtained all necessary Federal Aviation Authority approvals and waivers with respect to System towers, each of which is listed on Schedule 3.16. Seller has furnished to Buyer true and complete copies of all documents listed on Schedule 3.16 as well as all correspondence between Seller and any Authorities having a material relevance thereto.

            3.17 Additional FCC Matters.

                  (a) Seller is providing syndicated exclusivity and network nonduplication protection to stations entitled thereto which have requested such protection and have followed the FCC procedures applicable to origination cablecasting, the fairness doctrine, equal time and personal attack obligations, obscenity, sponsorship identifications and sponsorship lists as specified by FCC rules.

                  (b) Except as set forth on Schedule 3.17(b), Seller has received no written notice or other communication indicating that, with respect to the System, that Seller is not in compliance with any requirements of (i) the FCC or the Communications Act, or that any FCC license has been revoked or suspended, has expired or is otherwise not in full force and effect or (ii) applicable state and local statutes, regulations or ordinances. Solely with respect to the System, no written notices or written demands have been made to Seller challenging its right to carry any program services or demanding Seller to carry any program service not currently carried.

                  (c) The carriage of the broadcast signals carried by the System in each community in which such signals are so carried has been duly registered with the FCC and the United States Copyright Office to the extent required, and each of such signals is being carried in material compliance with all rules and regulations of the FCC. All approvals and authorizations of the FCC for the use of aeronautical frequency bands and mobile radio licenses, in each case as are necessary for the operation of the System, have been duly obtained. Except as set forth on Schedule 3.17(b), all such approvals and licenses are valid and in full force and effect. Solely with respect to the System, Seller is in material compliance with the Copyright Act of 1976. Seller has not received any notice asserting that the System is not in compliance with the Copyright Act of 1976.

            3.18 Environmental Matters.

                  (a) Schedule 3.18(c) hereto contains a list of all environmental studies, analyses and reports in Seller's possession relating to the environmental condition of the Real Property. Seller shall deliver to Buyer copies of all such studies, analyses and reports in accordance with Section 5.11(c) hereof. Neither Seller nor any affiliate has stored, treated, disposed of, managed, generated, manufactured, produced, released (as

      "release" is defined in Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA")), emitted or discharged in any material respect any Hazardous Materials on, to, in, under or from the Real Property.

                  (b) Seller has been and is in compliance in all material respects with all environmental laws and has obtained all environmental licenses, permits, approvals, registrations and authorizations (federal, state and local) material to the System. Schedule 3.18(b) contains a true, correct and complete list of permits, licenses, approvals, registrations and operating authorizations pursuant to all environmental laws with respect to the Real Property, the System or the Purchased Assets, and true, correct and complete copies of such permits, licenses, approvals and operating authorizations have been delivered to Buyer. All such licenses, permits, approvals, registrations and authorizations will be in full force and effect as of the Closing Date. Seller shall use commercially reasonable efforts to convey and arrange and, to the extent necessary, shall cause its affiliates to convey and arrange to transfer to Buyer by appropriate instruments all of their respective rights, registration, options, privileges and obligations existing under any transferable permit, license, approval or authorization with respect to the Real Property, the System or the Purchased Assets, and regarding environmental laws, including but not limited to, all such air emission permits, water discharge permits, and solid and hazardous waste treatment, storage and disposal permits.

                  (c) No governmental or private action, suit or proceeding to enforce or impose liability under any environmental laws is pending or, to Seller's knowledge, is threatened against Seller or any affiliate of Seller with respect to the Real Property or the System and, to Seller's knowledge, no lien has been created on any of the System, or the Real Property upon which it is situated, under any environmental laws.

                  (d) Neither Seller nor any affiliate of Seller has disposed of any materials from its facilities at any sites listed by the United States Environmental Protection Agency on the proposed or final National Priorities List developed pursuant to 42 U.S.C. Section 9605(8)(B) of the Comprehensive Environmental Response, Compensation and Liability Act. Additionally, Seller has no knowledge of any disposal sites utilized by it or any affiliate of Seller that are presently under investigation by any Government. No underground storage tanks are or to Seller's knowledge have been at any time located on the owned Real Property. None of the improvements at any owned Real Property, or on or under the owned Real Property contain asbestos or asbestos-containing material.

            3.19 Books and Records. The books, records and accounts of Seller maintained with respect to the System, accurately and fairly reflect in all material respects and in reasonable detail, the material transactions and the material assets and liabilities of Seller. Seller has not engaged in any transaction, maintained any bank account or used any of the funds of the System except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Seller.

            3.20 Disclosure. No representation or warranty made by Seller in this Agreement or any material statement or material certificate furnished or to be furnished by Seller to Buyer pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

4. Buyer's Representations and Warranties.

            Buyer represents and warrants that:

            4.1 Organization and Standing of Buyer. Buyer is a corporation duly organized and validly existing under the laws of the State of Alabama and has all requisite power and authority under its articles of incorporation and under the laws of the State of Alabama relating to corporations to execute, deliver and perform this Agreement.

            4.2 Authority; Enforceability. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on Buyer's part. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid, and binding obligation of Buyer enforceable in accordance with its terms, except to the extent such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws or equitable principals of general application relating to or limiting creditor's rights. Assuming the receipt of the consents described in
Schedule 4.3, the execution, delivery and performance of this Agreement by Buyer will not result in a breach or violation by Buyer of, or constitute a default under, any agreement, instrument, statute, ordinance, rule, regulation or order to which Buyer is a party or by which Buyer is bound.

            4.3 Approvals and Consents. The only persons whose approval of or consent to the execution, delivery or performance of this Agreement and the transactions contemplated hereby by Buyer or with whom the filing of any certificate, notice, application, report or other document is legally or contractually required are specified on Schedule 4.3, and Buyer is not subject to any restriction which would prevent consummation of the transactions contemplated by this Agreement other than such approvals and consents.

            4.4 Disclosure. No representation or warranty made by Buyer in this Agreement or any material statement or material certificate furnished or to be furnished by Buyer to Seller pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in the light of the circumstances in which they are made, not misleading.

            4.5 Legal Proceedings. Buyer is not a party to any action, arbitration, audit, hearing, investigation, litigation or suit or, to Buyer's knowledge, has been threatened with any such proceeding relating to or involving Buyer or any of its assets, at law or in equity, that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with Buyer's ability to consummate the transaction contemplated hereby.

            4.6 Financing. Buyer has sufficient equity capital and/or has obtained financing commitments from a qualified lender(s) which are not subject to material contingencies, qualifications or conditions and are sufficient to satisfy all of its obligations under this Agreement.

5. Covenants.

            5.1 Conduct of Business Pending Closing. Until the Closing, Seller shall:

                  (a) Conduct the CATV Business diligently and in the usual and ordinary manner in which the CATV Business has been conducted in the past, use its commercially reasonable efforts to preserve good relationships with suppliers, customers and other persons having business relations with it, and operate the CATV Business in accordance with the sound practices of the CATV industry;

                  (b) Not (i) without the prior written consent of Buyer, which shall not be unreasonably withheld or delayed, enter into any commitments affecting the CATV Business which, when judged in relationship to past business operations of the CATV Business, are unusual or extraordinary or outside the scope of the normal course of routine operations, or (ii) change any subscription rates;

                  (c) Operate the CATV Business so as to keep all the Personal Property in a normal and current state of repair and operating efficiency and maintain the inventory and spare parts to be delivered to Buyer at Closing as listed on Schedule 5.1(c);

                  (d) Not, without the prior written consent of Buyer, amend, alter or modify to the detriment of the CATV Business any material provision of any of the CATV Instruments or Business Contracts, or transfer or agree to transfer, encumber or agree to encumber any Purchased Assets other than in the ordinary and usual course of business;

                  (e) Not, without the prior written consent of Buyer, which shall not be unreasonably withheld or delayed, grant any raises to employees of the System, or enter into any collective bargaining arrangements with such employees;

                  (f) Except as authorized in Section 5.7, not, without the prior written consent of Buyer, enter into any agreements, whether as a marketing promotion or otherwise, providing for free CATV or Internet service or CATV or Internet service at rates less than the rates referred to in Section 3.8 and set forth on Schedule 3.8 or providing for free installations or for installation at less than Seller's standard installation charges or otherwise market or promote the System;

                  (g) Continue to disconnect customers consistent with its disconnect policy as listed on Schedule 5.1(g);

                  (h) Provide Buyer with monthly financial and operating statements (including customer counts for all services) within thirty (30) days after the end of each month, except that such statements for the month of Closing shall be provided within fifteen (15) days after the end of that month, and will promptly furnish Buyer with copies of such documents and with such information with respect to the System and its operations as Buyer may, from time to time, reasonably request, including billing information, cash collections and disbursements information, expense invoices and similar data. All such financial statements and other information shall (i) be true and complete in all material respects, (ii) be prepared from the books and records of Seller and in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated and
      (iii) present fairly in all material respects the financial condition of Seller for the periods covered by such statements. Seller shall assist Buyer in obtaining further financial information as Buyer may reasonably require;

                  (i) Maintain insurance covering the Purchased Assets in the System on a basis consistent with past practice;

                  (j) Pay all debts and obligations incurred by it in the operation of the System in the ordinary course of business consistent with past practice;

                  (k) Use commercially reasonable efforts not to commit any act or omit to do any act, nor, to the extent within Seller's reasonable control, permit any act or omission to act, which may cause a material breach of any of the Business Contracts;

                  (l) Maintain its books, accounts and records in the usual manner and on a basis consistent with past practice;

                  (m) Operate the System in material compliance with all applicable legal requirements;

                  (n) Promptly inform Buyer in writing of any material adverse change in the condition (financial or otherwise), operations, assets, liabilities or business of the System, provided, however, that, subject to the terms of this Agreement, the disclosure to Buyer of any such material adverse change shall not relieve Seller of liability for, nor shall the providing of such information by Seller to Buyer be deemed a waiver by Buyer of, the breach of any representation or warranty of Seller contained in this Agreement;

                  (o) Not solicit or participate in negotiations or knowingly permit any other person from so doing with any third party with respect to the sale of the Purchased Assets or the System or any transaction inconsistent with those contemplated hereby;

                  (p) Not, without the prior written consent of Buyer, which shall not be unreasonably withheld or delayed, enter into any single Business Contract involving a commitment by Buyer of more than $3,000 or any Business Contracts (other than agreements or orders for CATV service) which in the aggregate involve a commitment by Buyer of more than $10,000;

                  (q) Timely make all filings relating to the System in order to preserve its rights pursuant to Section 626 of the Communications Act and otherwise diligently pursue the renewal of any franchise relating to the System due to expire by its terms within thirty-six (36) months of the Closing Date in order to obtain such renewal on commercially reasonable terms; and

                  (r) Not make any changes to the existing channel line-up of the System, except (i) with the prior written consent of Buyer, which shall not be unreasonably withheld or delayed, or (ii) as may be necessary to comply with applicable law or any currently existing contract.

            5.2 Regulatory and Other Authorizations; Consents.

                  (a) Each party hereto will use its reasonable best efforts to obtain all Authorizations, consents, orders, permit transfers and approvals of all federal, state and local regulatory bodies and officials and other third parties that may be or become necessary for the performance of its obligations pursuant to this Agreement and the operation of the System after Closing and will cooperate fully with the other party hereto in promptly seeking to obtain all such Authorizations, consents, orders, permit transfers and approvals. The parties hereto will not take any action that will have the effect of materially delaying, impairing or impeding the receipt of any required approvals, consents or permit transfers or the termination of any waiting periods, except reasonable actions in response to unreasonable, noncontractual or unlawful requests from the party whose consent is being sought.

                  (b) Seller and Buyer shall each proceed timely and in good faith to prepare, file and prosecute obtaining the consents listed on
      Schedule 3.6, including, without limitation, the filing of FCC Form 394 and the information required thereby, and shall submit to each franchising Authority whose consent is required a form of consent substantially in the form of Exhibit B. Each party shall prepare its own sections of such FCC Form 394, as applicable. Provided Buyer timely provides all requisite information, each such FCC Form 394 shall be filed not later than twenty
      (20) days following the date of this Agreement. Buyer shall be materially and substantially involved in the process of obtaining required consents from governmental authorities or other third parties, including, without limitation, joint participation with Seller in the analysis of the correct procedures to be followed (i) to obtain such consents and (ii) in the initiation, negotiation and prosecution of obtaining such consents from applicable authorities. Buyer shall use its reasonable best efforts to assist Seller, including, without limitation, making qualified personnel available for attending hearings and meetings with respect to such required consents, in accordance with time schedules reasonably established by Seller. Seller and Buyer shall consult with each other and promptly and regularly notify each other with respect to all significant developments in each such consent process. Seller shall give Buyer reasonable prior notice of all meetings and hearings scheduled with any franchising Authorities, and Buyer shall have the right to participate therein.

            5.3 Access to Information. Prior to Closing, Seller shall accord to Buyer and to Buyer's counsel, accountants, engineers, and other representatives, during normal business hours and on five (5) days prior written notice (which shall include by fax or email), reasonable access to the System and to all books, records and documents relating to the System and provide to Buyer such information concerning the CATV Business and the operations of the System as

Buyer may reasonably request. The foregoing notwithstanding, Seller shall not be obligated to provide Buyer access to any privileged information relating to other systems owned by Seller, and other information that is required to be kept confidential under applicable laws, such as HIPAA. Without the prior written consent of the other party, neither party shall communicate with any of the other party's employees regarding this transaction except those identified by both Seller and Buyer on Schedule 5.3 as authorized to discuss matters with Seller or Buyer, as the case may be. Neither Buyer nor Seller shall disclose any facts regarding the Agreement to any of the other party's employees without obtaining the other party's prior written consent. Any investigation or examination by Seller or Buyer in connection with the foregoing shall not in any way diminish or obviate any representation or warranties of Seller or Buyer, as the case may be, made in this Agreement and the Schedules and Exhibits hereto or in connection herewith and therewith. Any and all information, disclosures, knowledge or facts regarding Seller or Buyer, as the case may be, and its operations and properties derived or resulting from Seller's or Buyer's, as the case may be, acts or conduct under the provisions of this Section and this Agreement shall be kept confidential in accordance with the requirements of
Section 5.5. Both parties shall promptly disclose to the other party in writing, any and all facts that it learns pursuant to this Section 5.3 that such discovering party believes may give rise to it having a claim against the other party under the terms of this Agreement.

            5.4 Contracts Not To Be Assumed. Buyer shall not assume those Business Contracts which Buyer, in its sole discretion, elects not to assume hereunder and lists on Schedule 1.1(d); provided, however, that those Business Contracts requiring consent for any such assignment to Buyer which have not been obtained shall not be assumed by Buyer, unless Buyer waives such consent. Notwithstanding anything to the contrary herein, Buyer shall not be required to accept any assignment which imposes terms more adverse to Buyer than under the agreement or instrument to be accepted.

            5.5 Confidentiality. Each party acknowledges that the other party would be irreparably damaged if confidential information concerning the business and affairs of such party were disclosed to or utilized on behalf of any person not a party to this Agreement. Each party covenants and agrees that it will not at any time directly or indirectly, except in connection with the transactions contemplated hereby or to the extent required by law, or as necessary to obtain limited partner approval (including such filings with the Securities and Exchange Commission as Seller determines are necessary or advisable to solicit such approval or otherwise comply with applicable securities laws), make use of or divulge, or permit any of its agents or employees to make use of or divulge, nonpublic information concerning the business, financial or other affairs of, or any of the methods of doing business used by, the other party. In the event that the transactions contemplated hereby are not consummated, each party shall return or destroy all information received from the other party upon such party's request.

            5.6 Preservation of Records. Buyer shall preserve and make available (including the right to inspect and copy) to Seller, its attorneys and accountants, for a reasonable period of time, but not longer than a period consistent with Buyer's record-retention policies and practices in its ordinary course of business, from and after the Closing Date and during normal business hours, such of the books, records, files, correspondence, memoranda and other documents transferred pursuant to this Agreement as Seller may reasonably require in connection with any legitimate purpose, including, but not limited to, the preparation of tax reports and returns and the preparation of financial statements.

            5.7 Rate Practices. Except as set forth on Schedule 5.7, Seller shall obtain the prior written consent of Buyer before instituting or implementing any changes to any standard monthly customer rates for CATV services or Rate Practices (as defined below) in effect on the date hereof. Except as set forth on Schedule 5.7, in connection with any such changes to the standard monthly customer rates for CATV services or Rate Practices of Seller,
(i) Seller shall notify Buyer promptly of any planned changes to its Rate Practices and of any hearings or meetings with governmental authorities with respect thereto, additional certifications filed with the FCC by municipalities and complaints filed pursuant to the 1992 Act (as defined below) and (ii) Buyer shall use its commercially reasonable efforts to respond as promptly as practicable (which shall include, subject to clause (i) above, response in time to permit Seller to respond to mandatory deadlines) to any requests for consent to any changes to Rate Practices. "Rate Practices" means any activity that is or can reasonably be expected to be subject to (A)(1) the rate regulation provisions of the 1992 Act and (2) any rules, regulations, orders or other actions promulgated, enacted or taken at any time by the FCC or any state or local governmental authority pursuant to the rate regulation provisions of the 1992 Act; or (B) any other federal law, statute, rule or regulation promulgated, enacted or taken after the date of this Agreement, but prior to the Closing, that directly regulates the rates of the System. "1992 Act" means The Cable Television Consumer Protection and Competition Act of 1992, as amended.

            5.8 Employees. On or prior to the Closing Date, Seller shall terminate all of the System employees. Buyer shall not be obligated to offer employment to any of such employees. No later than twenty (20) days prior to the Closing Date, Buyer will inform Seller in writing of those employees it wishes to retain and present offers of employment to such employees (the "Transferred Employees"). Buyer may employ an employee on such terms and with such compensation (including participation in Buyer's benefit plans) as Buyer may determine in its sole discretion. Any obligations Seller may have with respect to Seller's employees under Section 4980B of the Code and Section 601 et seq. of ERISA shall be and remain the obligations of Seller and Buyer shall not assume any liability or responsibility therefor. Seller acknowledges that Seller shall be responsible for and shall cause to be discharged and satisfied in full all amounts that are required to be paid under Seller's existing employment and compensation policies to any Transferred Employees through the Closing Date, including wages, salaries, accrued vacation, sick pay, any employment, incentive, compensation or bonus agreements or other benefits or payments on account of termination. Seller shall indemnify Buyer and hold Buyer harmless from any loss arising from Seller's employment of any Transferred Employee prior to the Closing Date.

            5.9 Proof of Performance; Signal Leakage; Electrical Requirements.

                  (a) Seller shall, at its own expense, together with a representative of Buyer, no later than fifteen (15) days prior to the Closing Date, complete a proof of the plant of the System to enable Seller to meet, and to prove that it meets, FCC specifications at 450 MHZ, and shall have delivered proper documentation of such to Buyer. To the extent that such proof demonstrates that Seller does not meet the above-described FCC specifications, Seller shall remedy and repair such deficiencies to Buyer's reasonable satisfaction prior to the Closing Date and shall have delivered proper documentation of such remedy and repair to Buyer.

                  (b) No later than ten (10) days prior to the Closing Date, Seller shall, at its own expense, conduct a ground based System ride out (and Buyer at its option and own expense may conduct a "fly over") performance test of the System to determine compliance with the FCC basic signal leakage performance criteria as set forth in the FCC's rules and regulations and Seller agrees to remediate to be in compliance with FCC basic signal leakage performance criteria, on or prior to the Closing Date, any signal leakage which is in excess of the maximum parameters set forth in such criteria.

            5.10 Public Announcements. Neither party shall, without the others prior written consent issue any press release or other public statements (or relevant portions thereof) relating to the transactions contemplated by this Agreement except as may be required by applicable law, court process, by obligations pursuant to any listing agreement with any national securities exchange, as may be necessary by Seller to obtain limited partner approval, or as may be appropriate to inform Seller's limited partners of the status of the transaction (but not including the specific terms of the Agreement) via Seller's publication solely to its limited partners, know as "Cable Line".

            5.11 Real Property Matters.

                  (a) Seller shall use commercially reasonable efforts to obtain within forty five (45) days from the date of this Agreement, and deliver to Buyer, at Seller's sole cost and expense, a standard Texas form of Title Commitment ("Title Commitment") from Chicago Title Insurance Company (the "Title Company") in the amount of the agreed value of the owned Real Property together with copies of all title exceptions. If Seller is unable to deliver to Buyer the Title Commitment within forty five (45) days of the date of this Agreement due to a delay by a person other than the Seller, such as by the Title Company, such failure shall not constitute a breach or default under this Agreement. Buyer shall have twenty (20) days after receipt of such Title Commitment and title exceptions to determine whether such title is or is not acceptable to Buyer in the exercise of its reasonable discretion, which shall include Buyer's acceptance of Permitted Encumbrances. In the event the condition of the title is not acceptable to Buyer in the exercise of its reasonable discretion, Buyer shall state which exceptions are unacceptable. If such title exceptions that are consensual monetary liens are capable of being cured or eliminated by the payment of a liquidated sum, Seller shall be obligated, at Seller's expense, to remove such exceptions. If such exceptions are not consensual liens that can be cured by the payment of a liquidated sum, Seller may elect to either (i) cure such condition, or (ii) inform Buyer in writing that such exceptions will not be cured. If not cured, as Buyer's sole and exclusive remedy, Buyer may either waive such exception or terminate this Agreement and receive return of the Deposit.

                  (b) Seller shall use commercially reasonable efforts to obtain within forty five (45) days from the date of this Agreement, and provide to Buyer, at

      Seller's expense, a current survey of all owned Real Property prepared by a duly licensed land surveyor reasonably acceptable to Buyer. If Seller is unable to deliver to Buyer the current survey within forty five (45) days of the date of this Agreement due to a delay by a person other than the Seller, such failure shall not constitute a breach or default under this Agreement. Buyer shall have twenty (20) days from receipt of such survey to object to such survey and any matters reflected thereon, and any such objection shall be treated in the same manner as a title exception under the procedure set forth in subparagraph (a) above.

                  (c) Seller shall use commercially reasonable efforts to obtain within forty five (45) days from the date of this Agreement, and provide to Buyer, at Seller's expense, a Phase I Environmental Report prepared by an environmental company reasonably acceptable to Buyer regarding all owned Real Property showing the owned Real Property to be free and clear of any hazardous or toxic substances. If Seller is unable to deliver to Buyer the Phase I Environmental Report within forty five (45) days of the date of this Agreement due to a delay by a person other than the Seller, such failure shall not constitute a breach or default under this Agreement. If such report reflects the presence or possible presence of any hazardous or toxic substance on any of the owned Real Property, Buyer shall have Thirty (30) days from receipt of such report to give notice to Seller of such objections and the matter shall be treated in the same manner as a title exception under the procedures set forth in subparagraph
      (a) above.

            5.12 Notification. Each party will promptly notify the other in writing upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereby, or upon receiving any notice from any governmental authority of its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions contemplated if consummated, or upon the occurrence of, or upon becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or would have caused a breach had such event occurred or been known to such party prior to the date hereof, of any of the respective representations and warranties contained in or referred to in this Agreement or in any Schedule or Exhibits hereto.

            5.13 Inventory; Commercially Reasonable Efforts. Seller and Buyer shall negotiate in good faith to develop a list containing approximately thirty
(30) days working inventory, not to exceed $10,000 in value (the "Inventory List"). The parties shall complete the Inventory List no later than March 31, 2005. At Closing, pursuant to Section 8.5(c), Seller shall update Schedule 5.1(c) with the Inventory List. Seller and Buyer shall use commercially reasonable efforts to cause all conditions to the consummation of the transactions contemplated hereby to be fulfilled on or prior to the Closing Date.

6. Conditions to Buyer's Obligations.

            The obligations of Buyer to be performed under this Agreement on the Closing Date are subject to the following conditions, any one or more of which may, however, be waived in whole or in part by Buyer by giving written notice to Seller to that effect:

            6.1 Consents and Acknowledgments. Seller shall have obtained the consents and approvals of the persons or parties set forth on Schedule 3.6 for the assignment to Buyer without material modification of all CATV Instruments, Authorizations and material Business Contracts to be assigned by Seller to Buyer on the Closing Date pursuant to the terms of this Agreement. Without limiting the foregoing, each franchising authority listed on Schedule 3.6 shall have executed and delivered to Buyer a consent resolution substantially in the form of Exhibit B. In addition, each party identified on Schedule 6.1 to each of the agreements identified beside such parties' names on Schedule 6.1 (collectively, the "Third Party Agreements") shall have executed and delivered to Buyer either
(i) an acknowledgment from such party to the effect that the Third Party Agreement entered into with such party (to the extent of such party's remaining interest therein) is in full force and effect and that Seller is in compliance in all material respects with the terms and provisions of such agreement; or
(ii) an amendment or modification of the Third Party Agreement entered into with such party (to the extent of such party's remaining interest therein) in form and substance reasonably satisfactory to Buyer.

            6.2 No Material Adverse Changes. Since the date hereof, there shall have been no material adverse change to the condition (financial or otherwise) or operations of the System, the Purchased Assets or the CATV Business, except
(i) to the extent contemplated by this Agreement and (ii) to the extent Seller has made or will make adequate provisions to remedy such change as of Closing.

            6.3 Representations True and Agreements Performed. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date after taking into account those changes authorized under the terms of this Agreement, and Seller shall have performed each and all of its agreements, in all material respects, herein to be performed by it on or before the Closing Date.

            6.4 Seller's Deliveries. Seller shall have delivered the documents listed in Section 8.

            6.5 Real Property Matters. Buyer shall have received the items set forth in Section 5.10 hereof, and shall have obtained at Seller's cost and at standard rates from Chicago Title Insurance Company, a standard Texas form of owner's title insurance policies for the Real Property, dated the Closing Date, in face amounts equal to the agreed value and in form reasonably satisfactory to Buyer insuring Buyer's interests in the Real Property and the System.

            6.6 Legal Proceedings. No action, suit or proceeding shall have been instituted or threatened in writing against any of the parties to this Agreement before any court or governmental department, agency or commission which might restrain, prohibit or otherwise invalidate this Agreement or the consummation of the transactions contemplated hereby (other than an action or proceeding instituted or threatened directly or indirectly by Buyer or Seller). If any such proceedings shall have been instituted, the Closing may be adjourned at the option of either party for a period of up to ninety (90) days, and if, at the end of such ninety (90) day period, the action, suit or proceeding shall not have been favorably resolved to each parties' satisfaction, either party may, by written notice to the other, terminate this Agreement without further obligation to the other (other than obligations, if any, arising from any prior breach of this Agreement by such party).

7. Conditions of Seller's Obligations. The obligations of Seller to be performed under this Agreement on the Closing Date are subject to the following conditions, any one or more of which may, however, be waived in whole or in part by Seller by giving written notice to Buyer to that effect:

            7.1 Representations True and Agreements Performed. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date, and Buyer shall have performed each and all of its agreements in all material respects herein to be performed by it on or before the Closing Date.

            7.2 Consents. Seller shall have obtained the consents and approvals of the persons or parties set forth on Schedule 3.6 for the assignment to Buyer without material modification of all CATV Instruments, Authorizations and material Business Contracts to be assigned by Seller to Buyer on the Closing Date pursuant to the terms of this Agreement.

            7.3 Buyer's Deliveries. Buyer shall have delivered the documents listed in Section 9.

            7.4 Legal Proceedings. No action, suit or proceeding shall have been instituted or threatened in writing against any of the parties to this Agreement before any court or governmental department, agency or commission which might restrain, prohibit or otherwise invalidate this Agreement or the consummation of the transactions contemplated hereby (other than an action or proceeding instituted or threatened by Buyer or Seller). If any such proceedings shall have been instituted, the Closing may be adjourned at the option of either party for a period of up to ninety (90) days, and if, at the end of such ninety (90) day period, the action, suit or proceeding shall not have been favorably resolved to each parties' satisfaction, either party may, by written notice to the other, terminate this Agreement without further obligation to the other (other than obligations, if any arising from any prior breach of this Agreement by such party).

8. Seller's Deliveries at Closing. On or prior to the Closing (except as otherwise specified below), Seller shall deliver to Buyer:

            8.1 Documents of Conveyance and Transfer. A duly executed special warranty deed to the owned Real Property in substantially the form attached as Exhibit C hereto and subject to the approval of the title agent, a bill of sale in substantially the form attached as Exhibit D hereto, and such other endorsements, assignments, and other good and sufficient instruments of conveyance, transfer and assignment and notices to third parties of the same as may be reasonably requested by Buyer in order to vest in Buyer all the right, title and interest of Seller in and to the Purchased Assets subject to the Permitted Encumbrances. At or after Closing, and without further consideration, Seller shall execute and deliver such further instruments of conveyance and transfer and take such other action as Buyer shall reasonably request in order to convey and transfer to Buyer any of the assets, properties and business to be transferred pursuant to this Agreement. Seller shall obtain and deliver to Buyer on the Closing Date such consents, approvals, assurances, and statements from third parties as Buyer may reasonably require.

            8.2 Officer's Certificate of Seller. A certificate of Seller, signed by the managing general partner of Seller, certifying that all the conditions set forth in Sections 6.1, 6.2 and 6.3 have been satisfied.

            8.3 Lien Search. The results of a lien search made as of a date within thirty (30) days of the Closing Date at the office of the Secretary of State of the State of Texas and at the recording office in each county in which Seller owns or leases real property used in connection with the System and at any other locations requested by Buyer showing no liens inconsistent with the representation made by Seller in Section 3.4 hereof.

            8.4 Release of Encumbrances. Evidence satisfactory to Buyer's counsel of the payment or release of any and all Encumbrances against any of the Purchased Assets, other than Permitted Encumbrances.

            8.5 Other Documents.

                  (a) All existing blueprints, schematics, working drawings, plans, specifications, projections, statistics, engineering records, a System map or maps reflecting the System "as built" (delivery of which shall be deemed made to the extent such lists, files and records are then located at the System's offices) and copies of all executed CATV Instruments and Business Contracts and consents to the assignment by Seller to Buyer thereof not previously delivered and originals where available;

                  (b) Customer lists, files and records used by Seller in connection with the operation of the System including a list of all pending subscriber hook-up, disconnect and repair orders, supply orders, and any other lists reasonably necessary to transfer smoothly the operation of the System as a going enterprise from Seller to Buyer (delivery of which shall be deemed made to the extent such lists, files and records are then located at the System's offices);

                  (c) Revised Schedules, certified by Seller as being true and correct as of the Closing Date, marked to show changes from the Schedules attached hereto which Revised Schedules shall, with the consent and approval of Buyer (which consent and approval shall not be unreasonably withheld) at Closing, be deemed to modify any representations or warranties under this Agreement other than for purposes of Section 6.3 hereof;

                  (d) A list at Closing of the System's Accounts Receivable, as of the close of Business on the tenth (10th) day prior to the Closing Date, prepared in accordance with generally accepted accounting principles and consistent with Seller's past practices, showing the aging thereof, and customer deposits, and a statement as to the number of Basic Customers accompanied by materials sufficient to show how such numbers were determined, each certified by Seller's chief financial officer or other designated officer on behalf of Seller as being true and correct and prepared in accordance with the terms of this Agreement.

            8.6 Power of Attorney. A limited power of attorney from Seller to Buyer in the form of Exhibit E only authorizing the endorsement of any payments by check made with respect to the System's accounts receivable and indemnifying Seller for Buyer exceeding the scope of such power.

            8.7 Opinion of Counsel. An opinion of Seller's counsel, dated the Closing Date substantially in the form of Exhibit F.

            8.8 Opinion of FCC Counsel. An opinion of Seller's special FCC counsel dated the Closing Date substantially in the form of Exhibit G.

            8.9 Noncompetition Agreement. The Noncompetition Agreement substantially in the form attached hereto as Exhibit H, duly executed by Seller and its managing general partner, and limited in term to 4 years and in geographic scope to a fifty (50) mile radius of the System headend location existing as of the date of this Agreement.

            8.10 Escrow Agreement. The Escrow Agreement, substantially in the form of Exhibit A, duly executed by Seller.

            8.11 Post Closing Agreement. A Transition Services Agreement substantially in the form of Exhibit I authorizing Buyer to use Seller's subscriber billing services, trademarks, T-1 line connections (only in the event the parties are unable to obtain consent to assign such T-1 line connections) and similar essential services at Buyer's sole cost and expense for a period not to exceed two (2) months from the Closing Date in order for Buyer to install and operate its own billing System, and to arrange for other services.

9. Buyer's Deliveries at Closing.

   At the Closing, Buyer shall deliver to Seller:

            9.1 Officer's Certificate of Buyer. A certificate of Buyer, signed by the President or a Vice President, that the conditions set forth in Section
7.1 have been satisfied.

            9.2 Opinion of Counsel. An opinion of Buyer's counsel, dated the Closing Date, substantially in the form of Exhibit J.

            9.3 Assumption of Obligations. An Assignment and Assumption Agreement, in the form attached hereto as Exhibit K, evidencing Buyer's assumption and agreement to pay, discharge and perform the Assumed Liabilities.

            9.4 Payment. Payment of the Purchase Price, including the release of the Deposit, on or before 2:00 p.m. C.S.T. on the Closing Date.

            9.5 Noncompetition Agreement. The Noncompetition Agreement, substantially in the form of Exhibit H, duly executed by Buyer.

            9.6 Escrow Agreement. The Escrow Agreement, substantially in the form of Exhibit A, duly executed by Buyer.

            9.7 Post Closing Agreement. The TransitionalServices Agreement, substantially in the form of Exhibit I, duly executed by Buyer.

10. Commissions. Except for the commitments to Daniels & Associates, L.P., each party represents and warrants to the other that it has not entered into any agreement with any person, firm or corporation, or become indirectly a party to any such agreement, nor has it taken any action nor is it aware of any facts which would result in the assertion of any liability or claim for the payment of any commission, brokerage or finder's fee in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby. Any and all amounts due to Daniels & Associates, L.P. arising from this transaction shall be borne by Seller.

11. Termination

            11.1 Method of Termination. This Agreement constitutes the binding and irrevocable agreement of the parties to consummate the transactions contemplated hereby, subject to and in accordance with the terms hereof, the consideration for which is (a) the covenants, representations, warranties and agreements set forth in this Agreement; and (b) the expenditures and obligations incurred and to be incurred by Buyer on the one hand, and by Seller, on the other hand, in respect of this Agreement, and this Agreement may be terminated or abandoned only as follows:

                  (a) By the mutual written consent of Seller and Buyer;

                  (b) By either Buyer or Seller if the conditions to Closing have not been satisfied or waived by the party entitled to do so, the day that is one hundred and forty (140) days after the date of this Agreement, so long as the failure to close is not attributable to a breach hereunder or any other action or inaction by the party seeking to terminate;

                  (c) By either Seller or Buyer in accordance with the provisions of Section 6.6 or 7.4;

                  (d) By written notice delivered by Buyer on the one hand, or Seller on the other, if (i) a representation or warranty was not true and correct in all material respects when made by the non-terminating party,
      (ii) the non-terminating party has failed to perform, satisfy, or comply with all of its respective covenants and agreements in all material respects, or (iii) the non-terminating party has failed to satisfy all of its respective obligations and conditions in all material respects, provided that in the case of (ii), (iii), such non-terminating party has received thirty (30) days prior written notice of such failure and such failure has not been cured within such thirty (30) day period;

                  (e) By Seller (i) if the Purchase Price adjustment mechanism in Section 1.5(c) or 1.5(e) would result in a purchase price less than the Floor; or (ii) if Buyer elects to assume less than all the Business Contracts pursuant to Section 5.4 and Seller is unable to cause the termination of such unassumed contracts without material cost, penalty or other liability; or

                  (f) By Buyer in accordance with the provisions of Section
      5.11.

11.2 Rights Upon Termination.

                  (a) If either Seller or Buyer terminates this Agreement pursuant to Section 11.1 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party except for the obligations of the parties hereto which are stated to survive any termination of this Agreement including, without limitation, any liability of any party then in breach of this Agreement and the indemnity provisions set forth in Section 12 hereof.

                  (b) In the event of a termination of the Agreement by Seller pursuant to Section 11(d), Seller shall be entitled to receive the Deposit as full liquidated damages suffered by Seller as a consequence of Buyer's breach (which amount the parties agree is a reasonable estimate of the damages that will be suffered by Seller and which does not constitute a penalty).

12. Indemnification by Seller and Buyer.

            12.1 Indemnification of Buyer. Seller shall upon demand of Buyer indemnify and hold harmless Buyer and its officers, directors, shareholders, employees, agents and affiliates against and in respect of all actual losses, damages or liabilities (collectively, "Indemnified Costs") resulting from any
(a) breach of representation or warranty or non-fulfillment of any agreement (whether to be performed prior to or subsequent to the Closing Date) on the part of Seller under this Agreement or in any agreement delivered in connection with this Agreement or in any certificate delivered by Seller in connection with the Closing, (b) any liabilities or obligations on claims against Seller arising with respect to the operation of the System prior to the Closing Date that are not assumed by Buyer under the terms of this Agreement, (c) any liabilities or obligations of and claims against Seller (whether absolute, accrued, contingent or otherwise and whether a contractual, tax or any other type of liability, obligation or claim) existing immediately prior to the Closing or arising out of facts or circumstances existing prior thereto not expressly assumed by Buyer pursuant hereto, (d) any failure of Seller to comply with any bulk sales or transfer law (including the bulk sales provisions of the Uniform Commercial Code in any jurisdiction) of any jurisdiction applicable to the sale and transfer of the Purchased Assets contemplated hereby, and (e) all actions, suits, proceedings, demands, assessments, judgments, reasonable attorneys' fees, costs and expenses incident to any of the foregoing.

            12.2 Indemnification of Seller. Buyer shall upon demand of Seller indemnify and hold harmless Seller and its officers, directors, shareholders, employees, agents and affiliates against and in respect of all Indemnified Costs resulting from any (a) breach of representation or warranty or non-fulfillment of any agreement (whether to be performed prior to or subsequent to the Closing
Date) on the part of Buyer under this Agreement or in any agreement delivered in connection with this Agreement or in any certificate delivered by Buyer in connection with the

Closing, (b) any liabilities or obligations of and claims relating to the operation of the System from and after the Closing Date, (c) Assumed Liabilities, and (d) all actions, suits, proceedings, demands, assessments, judgments, reasonable attorneys' fees, costs and expenses incident to any of the foregoing.

            12.3 Defense and Settlement of Claims. The rights, obligations and liabilities of the parties hereto with respect to any action, claim, suit, proceeding or assertion of liability by any person who is not a party to the Agreement (an "Action") as a result of which a party (the "Indemnified Party") is to be indemnified by the other party (the "Indemnifying Party") pursuant to
Section 12.1 or Section 12.2, shall be subject to the following terms and conditions.

                  (a) The Indemnified Party shall give prompt written notice to the Indemnifying Party of any Action, stating the nature and basis of the Action and the amount claimed thereunder, to the extent known, together with a copy of any claim, process or other document asserting or commencing the Action; provided, however, that any failure to give such notice will relieve the Indemnifying Party of liability only to the extent that the Indemnifying Party is prejudiced as a result of such failure.

                  (b) The Action shall be defended (including all proceedings on appeal or for review which counsel for the Indemnified Party shall deem appropriate) by the Indemnifying Party at the sole expense and liability of the Indemnifying Party, provided that within a reasonable time after the giving of such notice by the Indemnified Party, the Indemnifying Party shall have: (i) notified the Indemnified Party in writing of the Indemnifying Party's intention to assume the defense thereof, (ii) provided evidence satisfactory to the Indemnified Party of the Indemnifying Party's ability to pay in full any amount (including interest and penalties) for which the Indemnified Party may be liable as a result of such Action, and (iii) retained legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Action. The Indemnified Party shall have the right to employ its own counsel in any such Action, but the fees and expenses of such counsel shall be at the Indemnified Party's own expense unless (i) the employment of counsel by such Indemnified Party has been authorized by the Indemnifying Party, (ii) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such action (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) the Indemnifying Party shall not in fact have employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action.

                  (c) The Indemnifying Party shall keep the Indemnified Party fully informed of such Action at all stages thereof whether or not the Indemnified Party is represented. Each party shall make available to the other party and its attorneys and accountants all books and records of such party relating to such Action, and the parties hereto shall render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of the Action.

                  (d) The Indemnifying Party shall not, without consent of the Indemnified Party, which consent will not be unreasonably withheld, settle or compromise any Action or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all claims against the Indemnified Party in respect of the Action.

            12.4 Indemnification Fund. To provide a fund (the "Indemnification Fund") for Seller's potential indemnification obligations hereunder, ten percent (10%) of the Purchase Price shall be delivered to the Escrow Agent, to be held after the Closing Date in accordance with the terms of the Escrow Agreement attached hereto as Exhibit A, subject to any changes (reasonably acceptable to Buyer and Seller) which may be requested by the Escrow Agent. In the event Buyer elects to adjust the Purchase Price at Closing pursuant to Section 1.5(c), then within ten (10) days of completion of any Adjustment Certificate pursuant to
Section 1.6, (a) in the event of a Purchase Price adjustment that results in an increase in the Purchase Price, Seller shall pay the Indemnification Fund such amounts as may be required to make the Indemnification Fund equal 10% of the final Adjusted Purchase Price, or (b) in the event of a Purchase Price adjustment that results in an decrease in the Purchase Price, Buyer and Seller shall instruct the Escrow Agent to release to Seller from the Indemnification Fund such amounts as may be required to make the Indemnification Fund equal 10% of the final Adjusted Purchase Price. Eighteen (18) months after the Closing Date that portion of the Indemnification Fund remaining after satisfaction of all indemnification obligations, but excluding any reserves for pending unresolved Actions, shall be returned to Seller by the Escrow Agent on that date in accordance with the terms of the Escrow Agreement. Such Indemnification Fund shall be held, disposed of and released in accordance with the terms of the Escrow Agreement; provided however, that Buyer's claims for indemnification shall be limited to the Indemnification Fund.

            12.5 Limitation of Indemnification. An Indemnified Party shall not be entitled to indemnification hereunder with respect to claims relating to any inaccuracy in or breach of any representation or warranty of an Indemnifying Party unless the aggregate amount of all damages to the Indemnified Party resulting from such claims for which the Indemnifying Party would, but for the provision of this Section 12.5, be liable to an Indemnified Party exceeds $25,000 (the "Basket Amount") in the aggregate, at which time all amounts of such damages including the Basket Amount, may be recovered as provided in this
Article 12. Notwithstanding the foregoing, irrespective of the Basket Amount, full recovery may be had for all damages resulting from intentional fraud regarding any representation or warranty. The aggregate liability of Seller to indemnify Buyer under Section 12.5 hereof shall not exceed the Indemnification Fund, as adjusted pursuant to Section 12.4; provided, however, that the foregoing limitation shall not apply to any indemnified costs arising from (i) defects in title to the Purchased Assets, (ii) environmental claims, (iii) taxes (including, without limitation, all taxes referenced in or arising pursuant to Sections 1.7 and 3.11, or (iv) fraud on the part of or fraudulent statement made by Seller in connection with this transaction. In no event shall either party be entitled to indemnification with respect to consequential, special, punitive, exemplary and other similar types of damages.

            12.6 Remedies Exclusive. After Closing, both parties' sole and exclusive remedy for any losses suffered with respect to the System, this Agreement or the transaction contemplated hereby, shall be a claim for indemnification under this Article 12.

            12.7 Time of Claim. No request for indemnification pursuant to this
Article 12 for breach of any representations or warranties of Seller or Buyer in
Article 3 and 4, respectively, shall be made after eighteen (18) months after the Closing Date; provided, however, that the foregoing limitation shall not apply to any indemnified costs arising from (i) defects in title to the Purchased Assets, (ii) environmental claims, (iii) taxes (including, without limitation, all taxes reference in or arising pursuant to Sections 1.7 and 3.11, or (iv) fraud on the part of or fraudulent statement made by Seller or Buyer in connection with this transaction, in which cases, the indemnification obligation of Buyer or Seller, as the case may be, shall extend for the applicable statutes of limitations.

13. Non-Assignable Contracts.

      Nothing contained in this Agreement shall be construed as an assignment or an attempted assignment of any contract which is in law non-assignable without the consent of the other party or parties thereto, unless such consent shall be given.

14. Survival of Representations, Warranties and Covenants.

      All representations, warranties and covenants made by Seller and Buyer in this Agreement, or pursuant hereto, shall survive the consummation of the transactions contemplated in this Agreement until indemnification for breaches thereof is no longer available under Section 12.7, regardless of any investigation at any time made by or on behalf of Buyer or Seller, and shall not be deemed merged in any document or instrument executed or delivered at the Closing.

15. Risk of Loss and Casualty Damage.

      The risk of loss or damage by fire or other casualty to the Purchased Assets or the System shall be upon Seller until the Closing Date.

16. Miscellaneous.

            16.1 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the respective successors and permitted assigns of the parties. It is expressly understood that Buyer may assign its rights under this Agreement to any affiliated entity; provided, however, that Buyer shall remain fully liable for its obligations hereunder. In the event that at or subsequent to Closing Buyer causes the assets and business of the System to be transferred to some other person or corporation, the rights of Buyer hereunder may be enforced by such other person or corporation in its own right.

            16.2 Construction. This Agreement shall be construed and enforced in accordance with the substantive laws of the State of Texas without reference to its principles of conflicts of law.

            16.3 Notice. Any notice, consent, waiver or other communications hereunder shall be sent by certified, express or registered mail, return receipt requested, postage prepaid, hand delivery or overnight air courier service, in the case of each party to the address specified below (or at such other address which party shall specify to the other party in accordance herewith):

                                (a) If to Buyer:

                                    William W. McDonald, Jr.
                                    McDonald Investment Company, Inc.
                                    One Office Park Circle, Suite 300
                                    Birmingham, Alabama 35223

                                With a copy to:

                                    J. Fred Powell, Esq.
                                    Burr & Forman LLP
                                    Suite 3100, SouthTrust Tower
                                    420 North 20th Street
                                    Birmingham, Alabama 35203

                                (b) If to Seller:
                                    Northland Cable Properties Seven Limited
                                    Partnership
                                    101 Stewart Street, Suite 700
                                    Seattle, WA 98101

                                With copies to:

                                    Georges Yates, Esq.
                                    Perkins Coie LLP
                                    1201 Third Avenue, 40th Floor
                                    Seattle, WA 98101

                                And to:

                                    Paul Milan, Esq.
                                    Senior Counsel
                                    Northland Communications Corporation
                                    101 Stewart Street, Suite 700
                                    Seattle WA 98101

Notice shall be deemed to have been given three (3) business days after mailing if sent by registered or certified mail, at the time of delivery if delivered by hand or on the next business day if sent by express mail or overnight air courier.

            16.4 Multiple Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In addition, this Agreement may contain more than one counterpart of the signature page and this Agreement may be executed by the affixing of the signature of each party to one of such counterpart signature pages; all of such counterpart signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

            16.5 Captions. The paragraph captions and headings in this Agreement are for convenience and reference purposes only and should not affect in any way the meaning or interpretation of this Agreement.

            16.6 Exhibits and Schedules. All Exhibits and Schedules are hereby incorporated into and made a part of this Agreement.

            16.7 No Third-Party Rights. Except as provided for in Article 12 hereof, nothing in this Agreement, express or implied, shall be construed to confer upon any person, other than the parties hereto, their successors and permitted assigns, any legal or equitable rights, remedies, claims, obligations or liabilities under or by reason of this Agreement.

            16.8 Further Assurances. Each party agrees to execute and deliver any and all further agreements, documents or instruments necessary to effectuate this Agreement and the transactions referred to herein, contemplated hereby or reasonably requested by the other party to perfect or evidence its rights hereunder. Each of Seller and Buyer will use commercially reasonable efforts to complete the transactions contemplated by this Agreement as promptly as practicable and will promptly notify the other party of any information delivered to or obtained by such party concerning an event that would prevent the consummation of the transactions contemplated by this Agreement.

            16.9 Cure. For all purposes under this Agreement, the existence or occurrence of any event or circumstance that constitutes a breach of a representation or warranty or the nonfulfillment of any pre-Closing covenant or agreement of Buyer or Seller contained in this Agreement (including, without limitation, the Schedules hereto) on the date such representation or warranty is made or the fulfillment of such pre-Closing covenant or agreement is due, shall not constitute a breach of such representation or warranty or the nonfulfillment of such pre-Closing covenant or agreement if such event or circumstance is cured on or prior to the Closing Date.

            16.10 Covenant Not To Sue and Nonrecourse to Partners. (a) Buyer agrees that notwithstanding any other provision in this Agreement, any agreement, instrument, certificate or document entered into pursuant to or in connection with this Agreement or the transactions contemplated herein or therein (each a "Transaction Document") and any rule of law or equity to the contrary, to the fullest extent permitted by law, Seller's obligations and liabilities under all Transaction Documents and in connection with the transactions contemplated therein shall be nonrecourse to all general and limited partners of Seller (except as provided for in Section 16.10(c)). As used herein, the term "nonrecourse" means that the obligations and liabilities are limited in recourse solely to the assets of Seller (for those purposes, any capital contribution obligations of the general and limited partners of Seller or any negative capital account balances of such partners shall not be deemed to be assets of Seller) and are not guaranteed directly or indirectly by, or the primary obligations of, any general or limited partner of Seller, and neither Seller nor any general or limited partner or any incorporator, stockholder, officer, director, partner, employee or agent of Seller or of any general or limited partner of any successor, either directly or indirectly, shall be personally liable in any respect for any obligation or liability of Seller under any Transaction Document or any transaction contemplated therein.

            (b) Buyer hereby covenants for itself, its successors and assigns that it, its successors and assigns will not make, bring, claim, commence, prosecute, maintain, cause or permit any action to be brought, commenced, prosecuted, maintained, either at law or equity, in any court of the United States or any state thereof against any general or limited partner of Seller or any incorporator, stockholder, officer, director, partner, employee or agent of Seller or of any general or limited partner of Seller for (a) the payment of any amount or the performance of any obligation under this Agreement or any other transaction document or (b) the satisfaction of any liability arising in connection with any such payment or obligation or otherwise, including without limitation, liability arising in law for tort (including, without limitation, for active and passive negligence, negligent misrepresentation and fraud (except as provided for in Section 16.10(c))), equity (including, without limitation, for indemnification and contribution) and contract (including, without limitation, monetary damages for the breach of representation or warranty or performance of any of the covenants or obligations contained in any Transaction Document or with the transactions contemplated herein or therein).

            (c) Notwithstanding the provisions of Section 16.10(a) and (b), the general partner of Seller shall remain fully liable to Buyer (i) for intentional fraud on the part of or intentional fraudulent statements made by Seller in connection with this transaction and (ii) with respect to its obligations pursuant to the Noncompetition Agreement referred to in Section 8.9 or any other separate agreement between the managing general partner of Seller and Buyer.

            16.11 Amendments. No amendment to this Agreement shall be effective unless it be in writing and is signed by all of the parties hereto.

            16.12 Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, legal or enforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or other enforceability shall not affect any other provision hereof.

            16.13 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and together with any other agreements that expressly provide that they are entered into in connection with this Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings with respect to the subject matter hereof.

                  [Remainder of Page Intentionally Left Blank.]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                   NORTHLAND CABLE PROPERTIES SEVEN LIMITED
                                   PARTNERSHIP

                                   By: Northland Communications Corporation,
                                       its Managing General Partner

                                   By:/S/ GARY S. JONES
                                      -------------------
                                      Name: Gary S. Jones
                                      Title: President

                                   MCDONALD INVESTMENT COMPANY, INC.

                                   By:/S/ WILLIAM W. MCDONALD, JR.
                                      ------------------------------
                                      Name: William W. McDonald, Jr.
                                      Title: Vice President